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                         PINNACLE BANC GROUP, INC.             EXHIBIT 99.3
                         2215 York Road, Suite 306
                         Oak Brook, Illinois 60523
                        Telephone:  (630) 574-3550
                         Facsimile: (630) 571-3012

                 NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        To be Held on  _____, 1999

     NOTICE is hereby given that a Special Meeting of Stockholders (the "Special Meeting") of Pinnacle Banc Group, Inc. ("Pinnacle") will be held at __:00 p.m., local time, on ___, 1999, at ____________________, located at ___________________________, Oak Brook, Illinois.

     A proxy card and a Prospectus and Proxy Statement for the Special Meeting are enclosed. The Special Meeting is for the purpose of considering and acting upon:

     1. The approval and adoption of the Agreement and Plan of Merger (the "Merger Agreement"), dated as of March 18, 1999, between Pinnacle, Old Kent Financial Corporation ("Old Kent") and OKFC Merger Corporation, pursuant to which Pinnacle will merge with a wholly owned subsidiary of Old Kent (the "Merger") and the stockholders of Pinnacle will receive .717 shares of Old Kent common stock and cash in lieu of fractional shares for each share of Pinnacle common stock held by them, as more fully described in the accompanying Prospectus and Proxy Statement; and

     2. Such other matters as may properly come before the Special Meeting or any adjournments or postponements thereof.

     Any action may be taken on the foregoing proposals at the Special Meeting on the date specified above, or on any dates to which the Special Meeting may be adjourned or postponed. Stockholders of record as of the close of business on ____, 1999 are the Stockholders entitled to vote at the Special Meeting, and any adjournments or postponements thereof.

     YOU ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. ALTHOUGH YOU MAY PLAN TO ATTEND THE SPECIAL MEETING, IT IS IMPORTANT THAT YOU EXECUTE, DATE, AND RETURN PROMPTLY THE ENCLOSED PROXY IN THE PRE-ADDRESSED, POST-PAID ENVELOPE. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE SPECIAL MEETING; OR IF YOU DO ATTEND THE SPECIAL MEETING, YOU MAY REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.

                                   By Order of the Board of Directors


                                   John J.  Gleason, Jr., Vice Chairman and
                                   Chief Executive Officer.

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Oak Brook, Illinois

 ____, 1999

     IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE PINNACLE
     THE EXPENSE OF FURTHER REQUESTS FOR PROXIES. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS
     REQUIRED IF MAILED WITHIN THE UNITED STATES.